Exhibit 99.3

RosettaStone®

1101 Wilson Blvd., Suite 1130, Arlington, VA 22209 USA
T (703)387-5800 F (540) 432-0953
RosettaStone.com

September 22, 2008

PRIVATE AND CONFIDENTIAL

Euromonitor International Inc.

224 S. Michigan Ave.

Suite 1500

Chicago, IL 60604

Re: Consent to Use of Data

Dear Sir or Madam:

Rosetta Stone Inc. (“Rosetta Stone”) is contemplating an initial public offering of its common stock. In connection with this offering, Rosetta Stone proposes to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission.

We request your consent to cite, in the Registration Statement and all amendments thereto, certain data contained in the 2008 reports on Worldwide personal computers (PCs) in use and Worldwide internet users. Furthermore, we also request to cite Euromonitor International Inc. as the source of such data. For example, we seek to include the following statements in the Registration Statement:

There has been a rapid adoption of interactive technologies and software tools to help learning in both consumer and institutional markets, supported by rapid increase in computing technologies and internet use; according to 2008 reports on “worldwide personal computers (PCs) in use” and “worldwide internet users” by Euromonitor International, a market research firm, there will be more than 1 billion personal computers in use, and 1.7 billion internet users, by 2009.

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to Michael Wu at (703) 516-2192 or mwu@rosettastone.com, and return the original executed consent to Michael Wu at 1101 Wilson Blvd., Suite 1130, Arlington, VA 22209. Please call the undersigned at (703) 387-5814 or Brian Fenske of Fulbright & Jaworski L.L.P., counsel to Rosetta Stone, at (713) 651-5557 with any questions you may have. Given the urgency of this request, you prompt attention to this matter is greatly appreciated.

Please note that Rosetta Stone has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this

Language Learning SuccessTM

letter. In order not to jeopardize the offering, it is critical that you keep confidential Rosetta Stone’s plans with respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

Sincerely,

ROSETTA STONE INC.

/s/ Michael Wu
Michael Wu, General Counsel

CONSENT GRANTED:

EUROMONITOR INTERNATIONAL INC.

By:	/s/ EUGENE BORISENKO
Name:	EUGENE BORISENKO
Title:	manager, financial svCs
Date:	09/22/2008